Exhibit 10.1

FORM OF AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of [_____], 2019 to be effective as of the closing of the Initial Public Offering (as defined below) by and among PIMCO Mortgage Income Trust Inc., a Maryland corporation (the “Company”), and Pacific Investment Management Company LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.    Definitions. The following terms have the following meanings assigned to them:

(a) “Advisers Act” shall have the meaning set forth in Section 2(b) of this Agreement.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c) “Agency” means a U.S. government agency, such as Government National Mortgage Association, or a federally chartered corporation, such as Federal National Mortgage Association or Federal Home Loan Corporation, which guarantees payments of principal and interest on mortgage-backed securities.

(d) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(e) “Assets” means the assets of the Company and the Subsidiaries.

(f) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(g) “Base Management Fee” means a base management fee, calculated and paid (in cash) quarterly in arrears, in an amount equal to 1.25% per annum of the Stockholders’ Equity.

(h) “Board of Directors” means the Board of Directors of the Company.

(i) “CFTC” means the Commodity Futures Trading Commission.

(j) “CFTC Rule 4.7” shall have the meaning set forth in Section 7(b) of this Agreement.

(k) “Claim” shall have the meaning set forth in Section 12(c) of this Agreement.

(l) “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(n) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(o) “Company Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(p) “Confidential Information” shall have the meaning set forth in Section 6(b) of this Agreement.

(q) “Core Earnings” means the net income (loss), computed in accordance with GAAP, including TBA dollar roll income and realized amortization of MSRs, (i) excluding (1) non-cash equity compensation expense, (2) the Incentive Fee, (3) depreciation and amortization, (4) acquisition costs for investments which have been deducted as expenses upon acquisition in the determination of GAAP net income, and (5) any realized gains or losses, or other unrealized gains or losses or other non-cash items that are included in net income for the applicable period (regardless of whether such items are included in other comprehensive income or loss, or in net income or loss), and (ii) adjusted to exclude (1) one-time events pursuant to changes in GAAP and (2) certain non-cash items which in the judgment of the Company’s management should not be included in Core Earnings, which adjustments in clauses (1) and (2) shall only be excluded after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors.

(r) “Effective Termination Date” shall have the meaning set forth in Section 14(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(n) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 10 of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Guidelines” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

(y) “Incentive Fee” means the incentive management fee calculated and payable (in cash) with respect to each calendar quarter (or portion thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 15% and (b) the difference between (i)(A) the Core Earnings of the Company plus (B) any realized gains or losses (including impairments), on a rolling four-quarter basis and before the Incentive Fee for the current quarter, and (ii) the product of (A) Stockholders’ Equity in the previous four quarter period, and (B) 8%, and (2) the sum of any Incentive Fee paid to the Manager with respect to the first three calendar quarters of such previous four quarter period; provided, however, that no Incentive Fee shall be payable with respect to any calendar quarter unless cumulative Core Earnings plus realized gains (or losses) is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the Initial Public Offering, whichever is less.

For purposes of calculating the Incentive Fee prior to the completion of a four quarter period following the Initial Public Offering, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis. Core Earnings for the initial quarter following the Initial Public Offering will be calculated from the closing date of the Initial Public Offering on an annualized basis.

(z) “Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(aa) “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of the applicable National Securities Exchange.

(bb) “Initial Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(cc) “Initial Public Offering” means the initial public offering of the Company’s common stock.

(dd) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ee) “Losses” shall have the meaning set forth in Section 12(a) of this Agreement.

(ff) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg) “Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.

(hh) “Monitoring Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(ii) “National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the common stock of the Company (or its Affiliates) are listed, traded, exchanged or quoted.

(jj) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 14(a) of this Agreement.

(kk) “NYSE” means the New York Stock Exchange Euronext.

(ll) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(mm) “Plan” means the PIMCO Mortgage Income Trust Inc. 2019 Incentive Award Plan, as amended, restated, replaced (whether upon or after termination or otherwise), supplemented, modified or otherwise changed from time to time.

(nn) “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(oo) “QEP” shall have the meaning set forth in Section 7(b) of this Agreement.

(pp) “QIB” shall have the meaning set forth in Section 7(a) of this Agreement.

(qq) “REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

(rr) “Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(ss) “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Stockholders’ Equity” means:

(i)

the sum of the net proceeds received by the Company (or, without duplication, the Subsidiaries) from all issuances of the Company’s or the Subsidiaries’ equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus

(ii)

(A) the Company’s cumulative Core Earnings and (B) any realized gains or losses (including impairments), in each case, from and after the closing date of the Initial Public Offering to the end of the most recently completed calendar quarter, less

(iii)

(A) any distributions to the Company’s stockholders (or owners of the Subsidiaries (other than the Company or any of its Subsidiaries)), (B) any amount that the Company or any of its Subsidiaries has paid to repurchase the Company’s equity securities or equity securities of its Subsidiaries since the closing date of the Initial Public Offering and (C) any Incentive Fees paid following the closing date of the Initial Public Offering.

(uu) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(vv) “Subsidiary REIT” means any Subsidiary that the Company intends to be treated as a REIT.

(ww) “TBAs” means forward-settling contracts to purchase or sell mortgage-backed securities where the pool is “to-be-announced.”

(xx) “TBA dollar roll income” means the difference in price between two TBAs with the same terms but different settlement dates.

(yy) “Termination Fee” shall have the meaning set forth in Section 14(b) of this Agreement.

(zz) “Termination Notice” shall have the meaning set forth in Section 14(a) of this Agreement.

(aaa) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

Section 2.    Appointment and Duties of the Manager.

(a) The Company and, except as set forth below, each of the Subsidiaries hereby appoints the Manager to manage the Assets subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Unless otherwise provided, the appointment gives the Manager discretionary authority over the Assets and in the performance of the Portfolio Management Services and the Monitoring Services, each as defined below. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties. In the event any of the Subsidiaries is a Subsidiary REIT, it is the Company’s and such Subsidiary REIT’s intention that such Subsidiary REIT will be managed by its board of directors within the meaning of Section 856(a)(1) of the Code. Notwithstanding anything to the contrary in this Agreement, this Agreement will not apply to any Subsidiary REIT or any of its Subsidiaries, and the Manager will not perform any services for any Subsidiary REIT or its Subsidiaries pursuant to this Agreement unless the board of directors of such Subsidiary REIT authorizes the Manager to do so and the parties hereto make conforming changes to this Agreement as necessary and desirable to reflect the addition of such Subsidiary REIT as a party hereto.

(b) The parties acknowledge that the Manager is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all of the investment advisory activities of the Manager are subject to the Advisers Act and the rules thereunder.

(c) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision, direction and control of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i)

serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii)	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Guidelines;

(iii)

with respect to prospective purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv)	serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the selection, purchase, monitoring and disposition of the Company’s and the Subsidiaries’ investments;

(v)	advising the Company with respect to the Plan and any other equity incentive plan the Company may create;

(vi)

advising the Company and the Subsidiaries on and, preparing, negotiating, executing (and amending or modifying post-execution, as applicable) and entering into, on behalf of the Company and the Subsidiaries, credit facilities (including term loans and revolving facilities), securities repurchase and reverse repurchase agreements and arrangements, resecuritizations, securitizations, warehouse facilities, applications and agreements relating to programs established by the U.S. government, commercial papers, exchange-traded and over-the-counter derivatives agreements, including, without limitation, interest rate swap agreements and other hedging instruments, and all other agreements, engagements and attendant documentation required for the Company and the Subsidiaries to conduct their business, which shall include, without limitation, any market and/or industry standard documentation and the standard representations contained therein;

(vii)	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

(viii)	providing oversight of loan portfolio servicers;

(ix)	providing the Company with portfolio management;

(x)

engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets and the Company’s day-to-day operations;

(xi)

coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

(xii)

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xiii)	providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(xiv)

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(xv)

communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xvi)	counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xvii)

evaluating and entering into hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Guidelines;

(xviii)

counseling the Company regarding the requirements to qualify as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xix)

counseling the Company and the Subsidiaries regarding the maintenance of their exclusion from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause them to maintain such exclusion from such status;

(xx)	furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xxi)

monitoring the operating performance of the Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxii)

investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xxiii)

assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxiv)	assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxv)

assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by stock exchange requirements;

(xxvi)

assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxvii)

placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and acknowledging the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures;

(xxviii)

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxix)

using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxx)

advising the Company and the Subsidiaries with respect to and structuring long-term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxi)

performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxxii)	using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of Assets; the collection of information and the submission of reports pertaining to the Assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of Assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties in respect of any whole loans owned by the Company and its Subsidiaries. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the Assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on Assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase Assets.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into (and amend or modify post-execution, as applicable) such credit finance, securities repurchase and reverse repurchase agreements and arrangements, warehouse finance agreements, brokerage agreements, interest rate swap agreements and other derivatives documentation, including exchange-traded and over-the-counter agreements, custodial agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. government and/or any Agency, and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(e) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf of the Company and the Subsidiaries to provide credit analysis, risk management services, loan origination services, asset management services, portfolio servicing, and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the parameters of this Agreement or within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be approved by a majority of the Independent Directors of the Company.

(f) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement shall be approved by a majority of the Independent Directors of the Company.

(g) The Manager may retain, for and on behalf of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders, and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 10 of this Agreement, such costs and reimbursements are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another Person with the Manager or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and the Subsidiaries the best execution. In assessing the best execution available for any transaction, the Manager shall be permitted to consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best execution available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager. The parties hereto acknowledge that it is desirable for the Company that the Manager have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager may cause the Company to pay a broker-dealer which furnishes brokerage and research services a higher commission or spread than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Manager determines in good faith that such commission or spread is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Manager to the Company. It is understood and agreed that the services provided by such broker-dealers may be useful to the Manager in connection with the Manager’s services to other clients.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(n) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(o) The investment authority granted to the Manager shall include the authority to exercise whatever powers the Company may possess with respect to any of its assets held in the Company’s or any Subsidiary’s accounts, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

(p) The Manager shall have authority to instruct the custodian (if any) to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the account, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the account with respect to any investments made pursuant to the Guidelines.

(q) The Manager may provide, or shall cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company to comply with applicable law (including the Securities Act, Advisers Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the National Securities Exchange and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(r) The Manager agrees to be bound by the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and Policy on Insider Trading and other compliance and governance policies and procedures required under the Exchange Act, the Securities Act, or by the National Securities Exchange or other securities exchange, if any (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Manager who are involved in the business and affairs of the Company, to be bound by the Conduct Policies to the extent applicable to such Persons.

(s) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager.

Section 3.    Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company with a management team, including a chief executive officer, co-chief investment officers, chief financial officer, president, treasurer and secretary, and will provide other appropriate support personnel to the Company and the Subsidiaries, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder. None of the management team or other personnel of the Manager initially will be dedicated exclusively to the Company or the Subsidiaries, nor is the Manager or its personnel obligated to dedicate any specific portion of its or their time to the Company. The Company may hire dedicated employees in the future and will be responsible for any such employee’s salary and other compensation.

(b) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting or (iii) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel from receiving fees or other compensation or profits from such activities in (i) or (ii). When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients, in accordance with the Manager’s investment allocation policy (which may be amended by the Manager in its sole discretion from time to time). While information and recommendations supplied to the Company and the Subsidiaries shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives, policies and strategies of the Company and the Subsidiaries, they may be different from the information and recommendations supplied by the Manager or any of its Affiliates to their other managed invested vehicles or accounts.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or its Affiliates may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

(d) The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to enable the Company to file any registration statement in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

Section 4.    Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company and the Subsidiaries.

Section 5.    Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.    Records; Confidentiality.

(a) The Manager agrees to maintain and to preserve for the Company such records as are necessary and proper or required by applicable law, and such records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance written notice; provided that, for the avoidance of doubt, such records shall not include, and the Company shall not have access to, without the prior written consent of the Manager , any records of the Manager not relating directly to the management of the Company, any records maintained by the Manager for its own behalf or for its other clients, or any proprietary information of the Manager.

(b) The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) has become publicly available through the actions of a Person other than the Manager, (B) is released in writing by the Company or any Subsidiary to the public or to Persons who are not under a similar obligation of confidentiality to the Company and its Subsidiaries, or (C) is obtained by the Manager from a third party without breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(c) The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.    Representations and Agreements of the Company. The Company represents, warrants and covenants that, as of the closing of the Initial Public Offering:

(a) the Company is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act, and the Company shall promptly notify the Manager if the Company ceases to be a QIB;

(b) the Company is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Company will promptly notify the Manager if the Company ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7; and

(c) the assets in any account of the Company or any Subsidiary are free from all liens and charges, and the Company undertakes that no liens or charges will arise from the act or omissions of the Company which may prevent the Manager from giving a first priority lien or charge on the assets solely in connection with the Manager’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of any account of the Company or any Subsidiary with respect to any investments made pursuant to the Guidelines.

Section 8.    Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be excluded from the definition of “investment company” under the Investment Company Act or (iv) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments or Conduct Policies. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments or Conduct Policies. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, other personnel and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 12 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the Assets, in an amount that is comparable to that customarily maintained by other managers or servicers of similar assets.

(e) In the event that the Company purchases Assets from or sells Assets to the Manager or its Affiliates or their respective managed investment vehicles or accounts, any such transaction shall be made in accordance with the Manager’s then prevailing cross-trade policies and procedures; provided, however, that if such transaction does not comply with the Manager’s then prevailing cross-trade policies and procedures, such transaction shall require the approval of a majority of the Independent Directors.

(f) In the event that the Company enters into any joint venture arrangements with the Manager or its Affiliates or their respective managed investment vehicles or accounts, or if the Company invests in (other than temporary investments for cash management purposes) or arranges financing from or provides financing to the Manager or its Affiliates or their respective managed investment vehicles or accounts, any such transaction shall require the approval of a majority of the Independent Directors.

(g) On occasions when the Manager deems the purchase or sale of an investment to be in the best interest of the Company as well as other managed investment vehicles or accounts of the Manager or its Affiliates, to the extent permitted by applicable law, the Manager may aggregate the investments to be sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Manager may also on occasion purchase or sell a particular investment for one or more managed investment vehicles or accounts of the Manager or its Affiliates in different amounts.

Section 9.    Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Base Management Fee and the Incentive Fee.

(b) The Base Management Fee shall be payable quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Manager shall compute each installment of the Base Management Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 14(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Manager shall compute each installment of the Incentive Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 14(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable in cash no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(d) The Base Management Fee and the Incentive Fee are subject to adjustment pursuant to and in accordance with the provisions of Section 14(a) of this Agreement and the Guidelines.

Section 10.    Expenses of the Company.

(a) The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on the Company’s or any Subsidiary’s behalf (collectively, the “Expenses”), except those expenses that are specifically the responsibility of the Manager as set forth herein. Expense reimbursements to the Manager are made in cash on a monthly basis following the end of each month. Expenses include all costs and expenses that are expressly designated elsewhere in this Agreement as the Company’s or any Subsidiary’s, together with those set forth in Section 10(b) and

Section 10(c) below. In this Section 10(a) and Section 10(b) and Section 10(c) below, each use of the term “cost,” “expense,” “fee,” “charge” or “compensation” shall include each of the other foregoing terms and correlative terms and not be construed unius est exclusio alterius.

(b) The Company shall reimburse the Manager for the following Expenses set forth in this Section 10(b) up to an aggregate annual amount equal to 1% of the Stockholders’ Equity disregarding any adjustments to the Stockholders’ Equity for any realized gains or losses (including impairments), calculated as of the end of the calendar year being measured (the “Cap”) (with the initial Cap pro-rated based on the number of days during the first calendar year that this Agreement is in effect); provided that any non-cash expense or charge will not count towards the Cap:

(i)

costs of internal and external legal, tax, finance, accounting, investor relations, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, reporting, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or the Independent Directors or, if such services are provided by the Manager, amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(ii)	the salary and other compensation of the Company’s chief financial officer excluding any equity based compensation from the Company to the extent that he or she is dedicated solely to the Company;

(iii)

expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders, subject to the Company’s reimbursement obligations set forth in Section 10(c)(v) of this Agreement;

(iv)	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(v)

expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s or any Subsidiary’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager except for these costs in connection with the activities set forth in clauses (ii), (v) and (xi) of Section 10(c) of this Agreement;

(vi)

costs, expenses and fees incurred with respect to market information systems and publications, research and analysis services provided by third parties, research publications, information and other materials, and settlement, clearing and custodial fees and expenses;

(vii)	costs and expenses of the Company’s custodian and transfer agent;

(viii)	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(ix)	all insurance costs incurred in connection with the operation of the Company’s business except for the costs set forth in clause (vi) of Section 10(c);

(x)	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries;

(xi)

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with maintaining any dividend reinvestment plan;

(xii)	all costs and expenses relating to the development and management of the Company’s website; and

(xiii)

the allocable share of expenses under a universal insurance policy covering the Manager or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(c) Notwithstanding anything to the contrary in Section 10(a), the Company shall reimburse the Manager in full (without regard to the Cap) for the Expenses set forth in this Section 10(c).

(i)

expenses in connection with this offering (including, but not limited to, formation expenses and offering format and planning expenses but excluding underwriting discounts and commissions paid by the Manager in connection with the Initial Public Offering) or any other offering, and transaction costs (including, but not limited to, internal and external legal and accounting expenses) incident to the acquisition, disposition and financing of an Asset, including any non-recurring costs associated with third-party service providers and any costs incurred in connection with any failed investment transaction or abandoned potential investment transaction;

(ii)

deal-related expenses, including internal and external diligence costs and other fees, costs, expenses and liabilities related to the identification, sourcing, development, financing, custody, evaluation, acquisition, holding, restructuring, ongoing valuation and disposing of investments, including all fees, costs, expenses and liabilities of legal counsel and financial and other advisers incurred in connection therewith (including, but not limited to, appraisal, reporting, internal and external legal and accounting costs) and all other investment-related fees, costs, expenses and liabilities; all reasonable travel-related fees, costs, expenses and liabilities, including lodging and meals; all fees, costs, expenses and liabilities of brokers, including brokerage commissions and spreads, and all other transaction-related fees, costs, expenses and liabilities, including any costs incurred in connection with any failed transaction or abandoned potential transaction;

in connection with the foregoing, all fees, costs, expenses and liabilities of consultants, contract employees, temporary employees, industry advisers, transaction finders, operating partners, servicers, asset managers, investment bankers, valuation agents, pricing services, appraisers and other service providers (as well as secondees of any of the foregoing), whether working onsite at the Manager or its Affiliates or offsite;

(iii)

the compensation of the Company’s Independent Directors and directors not employed by the Manager or any of its Affiliates and the expenses of the Company’s directors incurred in their capacity as directors of the Company;

(iv)

expenses associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit facilities, repurchase agreements and securitization vehicles, borrowings under programs established by the U.S. government or other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s debt or equity securities offerings (including underwriting fees associated with follow-on offerings, rights offerings and at-the-market equity offerings, the establishment or renewal of any dividend reinvestment plan, but excluding the Initial Public Offering), including any costs incurred in connection with any failed transaction or abandoned potential transaction;

(v)

costs of proxy solicitors, financial advisors, legal counsel and other advisors and of preparing, printing and mailing proxy materials, in each case, with respect to any contested or controversial meeting or proxy solicitation of the Company’s stockholders;

(vi)

the allocable share of the cost of liability insurance under a universal insurance policy covering the Company, the Subsidiaries, the Manager and its Affiliates, or under a separate insurance policy covering the Company or any Subsidiary, to indemnify the Company’s directors and officers and in connection with obtaining and maintaining the insurance coverage referred to in Section 8(d) of this Agreement;

(vii)	expenses in connection with application for and participation in programs established by the U.S. government;

(viii)	all equity compensation and all costs for the set-up, maintenance and ongoing administration of all equity based compensation plans of the Company, including the Plan;

(ix)	all taxes and license fees;

(x)	cost of compliance related to specific investment related activity not covered by the Manager;

(xi)	all fees, costs, expenses and liabilities of the Company’s internal and external legal counsel related to extraordinary matters, including litigation expenses and regulatory-related legal expenses;

(xii)	costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of an Asset;

(xiii)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his or her capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

(xiv)

all other fees, costs, expenses and liabilities specifically related to the Company or any Subsidiary (whether related to its investments, operations or otherwise) and not subject to Section 10(b) of this Agreement.

(d) The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other cash compensation of the Company’s chief executive officer and president (so long as such persons are employees of the Manager or its Affiliates, other than the Company or its Subsidiaries) or the Manager’s investment professionals who provide investment services to the Company under this Agreement. The Company shall be responsible for the salaries and other compensation of employees hired and employed directly by the Company.

(e) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(f) Notwithstanding anything contained herein to the contrary, the Company shall only be obliged to reimburse the Manager for the costs and expenses incurred in connection with the Initial Public Offering upon the successful closing of the Initial Public Offering.

(g) The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11.    Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Board of Directors within 30 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries, including expenses allocated to the Company pursuant to Section 10 above, shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12.    Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in the investment guidelines. To the fullest extent permitted by law, the Manager and its Affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders, equityholders and any person providing advisory services to the Manager, will not be liable to the Company, any of the Subsidiaries, the Board of Directors, the Company’s stockholders or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager or its Affiliates performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement as determined by a final non-appealable order of a court of competent jurisdiction. The Company and the Subsidiaries shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, the Manager’s Affiliates, and its and their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders, equityholders and any person providing advisory services to the Manager (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager will not be liable for market movements or trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, the Subsidiaries and the directors, officers, employees and stockholders of the Company and its Subsidiaries and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate.

(c) In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 12; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 12 unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 12, also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party, provided (i) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 12 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 12.

(d) Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or Manager (as applicable) to such Indemnified Party) to the Company or Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or Manager (as applicable) may be limited to the Company’s or Manager’s (as applicable) allocable share thereof if so determined by the Company or Manager (as applicable) in good faith. Notwithstanding anything to the contrary in this Section 12 and for greater certainty it is understood and/or agreed that, to the extent that an Indemnified Party is also entitled to be indemnified by one or more portfolio entities, it is intended that (i) such portfolio entities shall be the indemnitors of first resort, (ii) the Company’s or Manager’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from such entity and from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company or Manager in respect of such Claims, and (iii) if the Company or Manager pays or causes to be paid any amounts that should have been paid by such portfolio entity or under such insurance policies, then (x) the Company or Manager (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Company or Manager (as applicable) all of the Indemnified Party’s rights to indemnification from or with respect to such entity’s indemnification.

(e) The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13.    No Joint Venture. Nothing in this Agreement shall be construed to make the Company or any Subsidiary, on the one hand, and the Manager or an Affiliate of the Manager (other than the Company or any Subsidiary), on the other hand, partners or joint venturers or impose any liability as such on either of them.

Section 14.    Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the three-year anniversary of the closing of the Initial Public Offering (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”). The Independent Directors will review the Manager’s performance and the Base Management Fee and Incentive Fee annually and, following the Initial Term, this Agreement may be terminated annually upon the unanimous affirmative vote of the Independent Directors if they determine that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 14(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the

Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the Assets and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Base Management Fee, and (ii) the average annual Incentive Fee, in each case during the 24-month period immediately preceding the date of such termination, in each case, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than 180 days prior to the end of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).

(d) If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 6, Section 10, Section 11, Section 14(b), Section 16(b), and Section 17 of this Agreement. In addition, Section 12 and Section 24 of this Agreement shall survive termination of this Agreement.

Section 15.    Assignment.

(a) Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Section 2(c), Section 2(d) and Section 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors, provided that, such assignment does not require the Company’s approval under the Advisers Act.

Section 16.    Termination for Cause.

(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 16(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17.    Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 14 or Section 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 14(a) or Section 16(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 18.    Delivery of Form ADV. The Company acknowledges that it has received a copy of Part 2 of the Manager’s Form ADV, as amended, either prior to or at the time of execution of this Agreement.

Section 19.    Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation, (iv) delivery by email with evidence of receipt or (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

PIMCO Mortgage Income Trust Inc.

650 Newport Center Drive

Newport Beach, California 92660

Attention: Chief Executive Officer

(b)	If to the Manager:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Attention: Legal Counsel

(c)	With a copy to:

Latham & Watkins LLP 650

Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention: William J. Cernius, Esq.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20.    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.    Allocation of Costs; Payment as Agent. From time to time the Manager, at the request of the Company, may perform services contemplated by this Agreement to or for the benefit of one or more Subsidiaries, including Subsidiaries that constitute taxable REIT subsidiaries of the Company within the meaning of Section 856(l) of the Code of Subsidiary REITs in the event that the board of directors of such Subsidiary REIT authorizes the Manager to do so. In such case, notwithstanding anything to the contrary contained in this Agreement, the Company and the applicable Subsidiaries may, in their sole discretion, reasonably allocate the costs associated with the payment of any Base Management Fees, Incentive Fees, Expenses or other amounts owing under this Agreement among the Company and the applicable Subsidiaries, and to the extent any amounts so allocated to a Subsidiary are paid to Manager or any other Person by the Company, such payments shall be made on behalf of and in the capacity as agent of the applicable Subsidiary.

Section 22.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 23.    Amendment. This Agreement may not be modified, amended or supplemented other than by an agreement in writing signed by the parties hereto.

Section 24.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

Section 25.    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 26.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 28.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 29.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 30.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

PIMCO MORTGAGE INCOME TRUST INC.

By:
Name:
Title:

[Signature Page to Management Agreement]

Exhibit A

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause the Company to register as an investment company under the Investment Company Act; and

•

Until appropriate investments can be identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds that may invest in similar investments (which subject to the Company’s conflicts of interest policy may include funds managed by the Manager or its affiliates provided that any additional fees payable to the Manager attributable to the Company’s equity investment in such funds are credited against any Base Management Fee or Incentive Fee payable by the Company or otherwise rebated to the Company), that are consistent with the Company’s intention to qualify as a REIT.